Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Reports 2007 Third Quarter Earnings of $4.8 Million

Business Editors – New York – (Business Wire – October 17, 2007)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the “Company”) today reported that its net earnings for the third quarter of 2007 (“Q3-07”) amounted to $4.8 million, or $0.58 per diluted share, compared to $4.9 million, or $0.59 per diluted share, reported for the third quarter of 2006 (“Q3-06”). Net earnings for the first nine months of 2007 (“9mths-07”) amounted to $15.6 million, or $1.83 per diluted share, compared to $17.7 million, or $2.13 per diluted share, for the first nine months of 2006 (“9mths-06”).

Net earnings for Q3-07 decreased by $0.1 million from Q3-06 due to the following: a $3.0 million decrease in net interest and dividend income and a $0.6 million increase in the provision for loan losses were nearly offset by a $2.5 million increase in noninterest income and $1.0 million decrease in noninterest expenses. Net interest and dividend income decreased due to a lower net interest margin, which more than offset growth in interest-earning assets. The Company’s net interest margin (excluding prepayment income) decreased to 1.88% in Q3-07, from 2.71% in Q3-06, while its average loans outstanding increased during the same time frame by $143 million to $1.63 billion, and its average security and other short-term investments increased by a net total of $37 million to $391 million. The net interest margin was adversely affected by the following: an increase in nonaccrual loans; a higher cost of deposits and repayments of higher yielding loans coupled with lower competitive pricing for new loans. Interest income that was not recorded on nonaccrual loans increased to $2.0 million in Q3-07, from $0.2 million in Q3-06. The increase in the provision for loan losses was attributable to credit downgrades on various loans, partially offset by a decline in the rate of net loan growth from the prior year period. Noninterest income increased due to a higher level of income from loan prepayments, which included $2.5 million from the early payoff of one loan in Q3-07. Noninterest expenses decreased due to a one-time charge of $1.5 million recorded in Q3-06 in connection with death benefits payable to the Company’s former Chairman, partially offset primarily by a $0.3 million increase in FDIC insurance premiums in Q3-07 resulting from a higher rate structure imposed by the FDIC on all insured financial institutions. The Company’s effective income tax rate was 43% in Q3-07, compared to 44% in Q3-06. The Company had 70 employees at September 30, 2007, compared to 75 at September 30, 2006.

The Company’s efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, continued to be favorable and was 24% for Q3-07, compared to 20% (excluding the one-time charge) in Q3-06. The Company’s return on average assets and equity decreased to 0.95% and 10.96%, respectively, in Q3-07, from 1.05% and 12.90%, respectively, in Q3-06.

Net earnings for 9mths-07 decreased by $2.1 million from 9mths-06 due to a $5.4 million decrease in net interest and dividend income and a $1.2 million increase in the provision for loan losses, partially offset by a $2.2 million increase in noninterest income, a $0.6 million decrease in noninterest expenses and a $1.7 million decrease in the provision for income taxes (resulting from lower pretax income). The reasons for the changes in the remaining items were essentially due to the same factors discussed above for the quarterly period. Interest income that was not recorded on nonaccrual loans amounted to $2.6 million in 9mths-07, compared to $0.3 million in 9mths-06.

Total assets at September 30, 2007 amounted to $2.0 billion, compared to $1.97 billion at December 31, 2006. The increase reflected the growth in the Company’s loan portfolio, partially offset by a lower level of security investments and other short-term investments.

Total loans, net of unearned fees, at September 30, 2007 increased to $1.63 billion, from $1.49 billion at December 31, 2006. The increase was due to new originations secured by commercial and multifamily real estate exceeding principal repayments. New loan originations totaled $157 million for Q3-07 and $467 million for 9mths-07, compared to $147 million for Q3-06 and $437 million for 9mths-06. Principal repayments totaled $147 million for Q3-07 and $330 million for 9mths-07, compared to $95 million for Q3-06 and $314 million for 9mths-06.

Total nonaccrual loans increased to $74.5 million at September 30, 2007, from $3.3 million at December 31, 2006. At September 30, 2007, there were a total of 17 loans on nonaccrual status. Foreclosure proceedings are pending on all of the loans and are in various stages of resolution, including some proceedings that have been temporarily stayed by reason of bankruptcy filings. The Company believes that the estimated fair value of each of the underlying collateral properties exceeds its recorded investment in each nonaccrual loan. Although the Company believes its nonaccrual loans are well secured, there can be no assurance that the Company will not incur loan chargeoffs or significant expenses with respect to the ultimate collection of these loans. In October, one nonaccrual loan in the amount of $3.4 million was brought current by the borrower and was returned to accruing status. The Company does not own or originate sub prime single-family home loans and it does not own or originate construction/development loans.

The total allowance for loan losses amounted to $20.9 million at September 30, 2007, compared to $17.8 million at December 31, 2006. The allowance represented 1.29% of total loans (net of deferred fees) outstanding at September 30, 2007 and 1.20% at December 31, 2006. The increase in the allowance was due to provisions totaling $3.1 million during the period, of which $1.4 million was attributable to credit downgrades of existing loans and $1.7 million from net loan growth of $136 million from December 31, 2006.

Total securities held to maturity at September 30, 2007 decreased to $347 million, from $404 million at December 31, 2006, due to maturities and calls exceeding new purchases. The investment portfolio, which is held by Intervest National Bank, had a weighted-average remaining contractual maturity of 2.6 years and a yield of 5.23% at September 30, 2007. The Bank has used the proceeds from the security repayments to partially fund new loans. The Bank invests in U.S. government agency debt obligations to emphasize safety and liquidity. The Company does not own or invest in collateralized debt obligations or collateralized mortgage obligations.

Total deposits at September 30, 2007 increased to $1.67 billion, from $1.59 billion at December 31, 2006, reflecting an increase in certificate of deposit accounts. The Bank’s goal is to target its loan-to-deposit ratio at approximately 85%. This ratio was 88% at September 30, 2007. During the first nine months of 2007, the Bank utilized a higher level of FHLBNY advances to partially fund the growth in its loan portfolio.

Total borrowed funds and related interest payable at September 30, 2007 decreased to $136 million, from $173 million at December 31, 2006, due to a $25 million decrease in short-term FHLBNY advances outstanding and a $12 million decrease in outstanding debentures and related interest payable resulting from cash repayments and the conversion of certain debentures into the Holding Company’s Class A common stock.

Total stockholders’ equity at September 30, 2007 increased to $177 million, from $170 million at December 31, 2006. The increase was due to the following: $15.6 million from net earnings and $1.9 million from the conversion of debentures, partially offset by the payment a $2.1 million cash dividend in June and the repurchase of $8.3 million of Class A common stock. As of September 30, 2007, the Holding Company had repurchased a total of 332,000 shares of its Class A common stock for $8.3 million under its $10 million share repurchase plan announced on April 25, 2007. Book value per common share increased to $21.75 at September 30, 2007, from $20.31 at December 31, 2006.

Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida; and Intervest Mortgage Corporation, a mortgage investment company. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

	Quarter Ended September 30,		Nine-Months Ended September 30,
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
Selected Operating Data:
Interest and dividend income	$32,384	$32,760	$99,731	$94,563
Interest expense	22,834	20,206	67,018	56,433

Net interest and dividend income	9,550	12,554	32,713	38,130
Provision for loan losses	1,523	907	3,092	1,857

Net interest and dividend income after provision for loan losses	8,027	11,647	29,621	36,273
Noninterest income	3,677	1,215	7,121	4,909
Noninterest expenses	3,216	4,202	9,102	9,730

Earnings before income taxes	8,488	8,660	27,640	31,452
Provision for income taxes	3,647	3,776	12,079	13,740

Net earnings	$4,841	$4,884	$15,561	$17,712

Basic earnings per share	$0.59	$0.62	$1.87	$2.26
Diluted earnings per share	$0.58	$0.59	$1.83	$2.13
Adjusted net earnings for diluted earnings per share (1)	$4,841	$4,920	$15,605	$17,825
Weighted-average common shares and common equivalent shares outstanding for computing:
Basic earnings per share	8,232,899	7,852,537	8,340,234	7,840,289
Diluted earnings per share (2)	8,314,099	8,384,870	8,511,381	8,370,601
Common shares outstanding at end of period	8,148,151	7,855,490	8,148,151	7,855,490
Common stock warrants outstanding at end of period	195,000	696,465	195,000	696,465

Yield on interest-earning assets	6.36%	7.06%	6.65%	7.08%
Cost of funds	5.00%	4.82%	4.98%	4.68%
Net interest margin (3)	1.88%	2.71%	2.18%	2.85%

Return on average assets (annualized)	0.95%	1.05%	1.02%	1.31%
Return on average equity (annualized)	10.96%	12.90%	11.83%	16.28%
Effective income tax rate	42.97%	43.60%	43.70%	43.69%
Efficiency ratio (4)	24%	31%	23%	23%

Total average loans outstanding	$1,629,037	$1,485,882	$1,590,114	$1,438,349
Total average securities outstanding	$378,495	$316,214	$397,908	$314,346
Total average short-term investments outstanding	$12,408	$37,600	$17,734	$33,224
Total average interest-earning assets outstanding	$2,019,940	$1,839,696	$2,005,756	$1,785,919
Total average assets outstanding	$2,039,384	$1,858,811	$2,024,935	$1,802,810

Total average deposits outstanding	$1,637,611	$1,489,599	$1,636,582	$1,446,829
Total average borrowings outstanding	$173,673	$174,120	$163,507	$165,922
Total average interest-bearing liabilities outstanding	$1,811,284	$1,663,719	$1,800,089	$1,612,751
Total average stockholders’ equity	$176,732	$151,481	$175,435	$145,062

	At Sep 30, 2007	At Jun 30, 2007	At Mar 31, 2007	At Dec 31, 2006	At Sep 30, 2006
Selected Financial Condition Information:
Total assets	$2,033,662	$2,052,831	$2,040,658	$1,971,753	$1,970,106
Total cash and short-term investments	$24,081	$39,321	$84,453	$40,195	$103,001
Total securities held to maturity	$347,001	$359,687	$373,322	$404,015	$340,783
Total FRB and FHLB stock	$6,351	$8,511	$6,001	$6,938	$5,813
Total loans, net of unearned fees	$1,628,387	$1,618,491	$1,550,370	$1,490,653	$1,492,352
Total deposits	$1,673,443	$1,636,287	$1,677,705	$1,588,534	$1,601,124
Total borrowed funds and accrued interest payable	$136,247	$190,007	$144,658	$172,909	$174,080
Total stockholders’ equity	$177,182	$177,720	$175,498	$170,046	$154,402
Total allowance for loan losses	$20,925	$19,402	$18,687	$17,833	$17,038
Total loans ninety days past due and still accruing	$—	$16,314	$—	$—	$18,639
Total nonaccrual loans	$74,526	$22,076	$11,735	$3,274	$7,672
Total loan chargeoffs	$—	$—	$—	$—	$—
Total foreclosed real estate	$975	$975	$—	$—	$—
Book value per common share	$21.75	$21.25	$20.95	$20.31	$19.66
Allowance for loan losses / net loans	1.29%	1.20%	1.21%	1.20%	1.14%

(1)	Represents net earnings plus interest expense on dilutive convertible debentures, net of taxes, that would not occur if the convertible debentures were assumed to be converted during the period they were outstanding for purposes of computing diluted earnings per share.
(2)	Diluted EPS includes shares that would be outstanding if dilutive common stock warrants and convertible debentures were assumed to be exercised/converted during the period. All outstanding warrants were considered for the EPS computations.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.51% and 2.87% for the quarters ended September 30, 2007 and 2006, respectively, and 2.57% and 3.11% for the nine-months ended September 30, 2007 and 2006, respectively.
(4)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for the 2006 periods included a one-time charge of $1.5 million.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Nine-Months Ended Sep 30, 2007	Year Ended Dec 31, 2006	Year Ended Dec 31, 2005	Year Ended Dec 31, 2004	Year Ended Dec 31, 2003
Balance Sheet Highlights:
Total assets	$2,033,662	$1,971,753	$1,706,423	$1,316,751	$911,523
Asset growth rate	3%	16%	30%	44%	33%
Total loans, net of unearned fees	$1,628,387	$1,490,653	$1,367,986	$1,015,396	$671,125
Loan growth rate	9%	9%	35%	51%	37%
Total deposits	$1,673,443	$1,588,534	$1,375,330	$993,872	$675,513
Deposit growth rate	5%	16%	38%	47%	34%
Loans/deposits (Intervest National Bank)	88%	84%	88%	86%	79%
Borrowed funds and accrued interest payable	$136,247	$172,909	$155,725	$202,682	$140,383
Stockholders’ equity	$177,182	$170,046	$136,178	$90,094	$75,385
Common shares outstanding (1)	8,148,151	8,371,595	7,823,058	6,271,433	5,988,377
Common book value per share	$21.75	$20.31	$17.41	$14.37	$12.59
Market price per common share	$24.75	$34.41	$24.04	$19.74	$14.65

Asset Quality Highlights
Nonaccrual loans	$74,526	$3,274	$750	$4,607	$8,474
Loans ninety days past due and still accruing	$—	$—	$2,649	$—	$—
Foreclosed real estate	$975	$—	$—	$—	$—
Allowance for loan losses	$20,925	$17,833	$15,181	$11,106	$6,580
Loan recoveries	$—	$—	$—	$—	$—
Loan chargeoffs	$—	$—	$—	$—	$—
Allowance for loan losses / net loans	1.29%	1.20%	1.11%	1.09%	0.98%

Statement of Operations Highlights:
Interest and dividend income	$99,731	$128,605	$97,881	$66,549	$50,464
Interest expense	67,018	78,297	57,447	38,683	28,564

Net interest and dividend income	32,713	50,308	40,434	27,866	21,900
Provision for loan losses	3,092	2,652	4,075	4,526	1,969
Noninterest income	7,121	6,855	6,594	5,140	3,321
Noninterest expenses	9,102	13,027	10,703	8,251	7,259

Earnings before income taxes	27,640	41,484	32,250	20,229	15,993
Provision for income taxes	12,079	17,953	14,066	8,776	6,873

Net earnings	$15,561	$23,531	$18,184	$11,453	$9,120

Basic earnings per share	$1.87	$2.98	$2.65	$1.89	$1.85
Diluted earnings per share	$1.83	$2.82	$2.47	$1.71	$1.53
Adjusted net earnings used to calculate diluted earnings per share	$15,605	$23,679	$18,399	$11,707	$9,572
Average common shares used to calculate:
Basic earnings per share	8,340,234	7,893,489	6,861,887	6,068,755	4,938,995
Diluted earnings per share	8,511,381	8,401,379	7,449,658	6,826,176	6,257,720
Net interest margin (2)	2.18%	2.75%	2.70%	2.52%	2.90%
Return on average assets	1.02%	1.28%	1.20%	1.02%	1.19%
Return on average equity	11.83%	15.82%	16.91%	14.14%	15.34%
Effective income tax rate	43.70%	43.28%	43.62%	43.38%	42.98%
Efficiency ratio (3)	23%	23%	23%	25%	29%
Full-service banking offices	7	7	6	6	6

(1)	The decrease in shares in 2007 is comprised of 332,000 shares of Class A common stock repurchased, partially offset by the issuance of 108,556 shares of Class a common stock from the conversion of convertible debentures.

The increase in shares in 2006 is comprised of 501,465 shares from the exercise of Class A common stock warrants and 47,072 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2005 is comprised of 1,436,468 shares from a public offering of Class A common stock and 115,157 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2004 is comprised of 42,510 shares from the exercise of Class A common stock warrants and 240,546 shares from the conversion of convertible debentures into Class A common stock.

(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.57% for the nine-months ended September 30, 2007, 3.11% for 2006, 2.94% for 2005, 2.93% for 2004 and 3.32% for 2003.
(3)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.